EXHIBIT 5.1



                         HOLLAND & KNIGHT LLP

                         One East Broward Boulevard
                         Fort Lauderdale, Florida 33301


December 22, 1998




    nStor Technologies, Inc.
    450 Technology Park
    Lake Mary, Florida  32746

          Re:  Registration Statement on Form S-3

    Gentlemen:

    You have requested our opinion in connection with the above-referenced registration statement, (the "Registration Statement"), under which certain shareholders (the "Selling Shareholders") intend to offer and sell in a public offering, from time to time, an aggregate of 2,016,668 shares of the Common Stock, $.05 par value per share (the "Shares"), of Nstor Technologies, Inc. (the "Company"), consisting of: (i) 50,000 Shares issuable upon the exercise of warrants (the "Consultant Warrants") issued in connection with a consulting agreement (the "Consultant Shares); (ii) 300,000 Shares issuable upon the exercise of warrants (the "Redemption Warrants") issued in connection with the redemption of a series of the Company's preferred stock (the "Redemption Shares); and (iii) 1,666,668 Shares issuable upon the exercise of warrants (the "Extension Warrants") issued in connection with an extension of certain subordinated notes of the Company (the "Extension Shares").

    We have reviewed copies of the Articles of Incorporation and Bylaws of the Company, and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

    Based upon and subject to the foregoing, we render the following opinions:

     The Consultant Shares, the Redemption Shares and the Extension Shares are duly authorized, and, when issued in accordance with the terms of the Consultant Warrants, the Redemption Warrants and the Extension Warrants, respectively, against payment of the exercise price therefor (as applicable), will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and nonassessable.

    We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   Holland & Knight LLP